Exhibit 99.1

RESMED ANNOUNCES DEFERRED CONVERSIONS IN CONNECTION WITH STOCK SPLIT

SYDNEY – August 12, 2010 – ResMed, Inc. (NYSE:RMD), (ASX:RMD) announced today that the company has been granted a waiver of rules 13.9.4 and 13.9.9 of the Australian Stock Exchange Settlement Operating Rules, in connection with the stock split announced to the Market on 6 August 2010.

As advised in the Company’s 6 August announcement:

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Stockholders of record on the New York Stock Exchange at the close of trading on August 17, 2010 will receive one additional share of common stock for each share held on that date. The common stock will be distributed to shareholders on or about August 30, 2010, by ResMed’s NYSE transfer agent, American Stock Transfer and Trust Company, LLC. The common stock is expected to begin trading on a post-split basis on the NYSE beginning on August 31, 2010, or one day following the distribution date.

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Holders of CHESS Depositary Interests (CDIs) on the Australian Stock Exchange will also receive a bonus issue of one additional CDI for every CDI held on the ASX record date of August 18, 2010. Unlike the shares on the NYSE, the existing CDIs will be quoted on an “ex-bonus” basis on August 12, 2010 on the ASX (ASX: RMD), and bonus CDI’s will be quoted on a deferred settlement basis (ASX: RMDBN). The bonus CDIs will be distributed by ResMed’s ASX share registry, Computershare Limited, on or about August 31, 2010, and normal trading will begin on the following day.

Due to the difference in market practice between the NYSE and ASX, ResMed applied for and has been granted a waiver of rules 13.9.4 and 13.9.9 of the ASX Settlement Operating Rules, allowing it to defer the processing of conversions (transmutations) between its Common Stock and CDI registers that are lodged in the period from and including 12 August 2010 up to and including 31 August 2010. Therefore, no conversions (transmutations) will be processed during this time. Processing of conversions will re-commence on 1 September 2010.

About ResMed

ResMed is a leading developer, manufacturer and distributor of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc, San Diego, on (+ 1 858-836-5971), or Brett Sandercock at ResMed Limited, Sydney, on (+61 2) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

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